The amendment of 270.30d-1 under the Securities and Exchange Act of 1940, titled "Reports to Stockholders of Management Companies", requires regulated investment companies to report on all subject matters put to a vote of the shareholders and provide final results. In adherence to this amendment, John Hancock Variable Series Trust I, solicited a vote at a special Contractowner/Policyholders Meeting on April 14, 1997 on the following matters.

					FOR  AGAINST  ABSTAIN

For the Small Cap Growth, International
Balanced, Mid Cap Growth, Large Cap
Value, Mid Cap Value, Small Cap Value,
International Opportunities, Equity Index and Strategic Bond Portfolios of the Trust:

1.  To approve the currently effective
Management Agreement between the
Fund and John Hancock Mutual Life
Insurance Co.  The resolution was
adopted by,				89%	       3%	       8%

For all Portfolios of the Trust:

2.  To approve the amended
Management Agreements that
will reallocate to the Fund certain
expenses relating to the operations
and administration of the Fund.  The
resolution was adopted by,			83%	       6%	      11%

For the Equity Index Portfolio of the
Trust:

3.  To approve an amended Management
Agreement that will reduce the investment
advisory fee, including approval of a new
Sub-Investment Management Agreement
among the Fund, John Hancock, and State
Street Bank & Trust Company, N.A.
The resolution was adopted by,		83%		      17%

For the Short-Term U.S. Government
Portfolio of the Trust:

4.  To approve an amended Management
Agreement that will reduce the investment
advisory fee.  The resolution was adopted
by,					92%	       1%	       7%

For the Sovereign Bond Portfolio of the
Trust:

5.  To modify the investment restrictions
to allow it to purchase "when issued"
securities and to enter into forward
commitments.  The resolution was
adopted by,				85%	       3%	      12%

For the Money Market Portfolio of
the Trust:

6.  To change the status of the
investment objective and policies
to make them generally non-
fundamental.  The resolution was
adopted by,				81%	       7%	     12%


For the Managed Portfolio of the Trust:

7.  To modify the investment restrictions
to allow to purchase securities issued
under Rule 144A of the Securities Act of
1933.  The resolution was adopted by:	86%	       3%	      11%